UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2017

STAR ALLY INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-55650	46-3787845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Festival Plaza Drive Suite 530
Las Vegas, Nevada 89135
(Address of principal executive offices, including zip code)

(702) 463-8880
(Registrant's telephone number, including area code)

(Former Name or former address if changed from last report.)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2017, the Board of Directors appointed Mr. Tesheb Casimir to a vacant position on the Company’s Board of Directors.  Thereafter, Jun Choung Hun and Andy Kim resigned from all of their positions as officers and directors of the Company.  They were replaced by Tesheb Casimir as the Company’s President, CEO, CFO, Secretary and Treasurer.  There was no disagreement between the Company and either Jun Choung Hun or Andy Kim.

Tesheb Casimir

Tesheb Casimir, 40, having worked originally as a corporate lawyer, quickly transitioned to private banking and worked in Lippo Bank TBK in Indonesia. He has worked in the offshore finance industry for the past few years.  In 2011, Mr. Casimir and set up a licensed private wealth management company, Elgin Associates Malaysia Inc, in conjunction with a Swiss private bank headquartered in Baar, Switzerland. He has helped to set up a number of successful enterprises and continues to play an active part in Private Equity and Investments. He has also worked in a series of roles ranging from group CFO, management committee, as well as branding and restructuring roles.  Mr. Casimir presently sits on the board of Rorine International Holding Corporation (trading symbol “RIHC”) and Elgin Capital Inc.  He has a Master of Law (Corporate) from Australia Bond University (2008) and is fluent in English.

Mr. Casimir was selected as a Director because of his business and legal experience in Asia and his international financial contacts.

There are no understandings between the Company and Tesheb Casimir concerning his appointment as Director.

Mr. Casimir has not been involved in any of the following events within the past ten years:

(1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;
(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);
(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:
(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii) Engaging in any type of business practice; or
(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;
(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
(7) Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:
(i) Any Federal or State securities or commodities law or regulation; or
(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or
(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

 Item 5.03 Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

On January 11,  2017 our Board of Directors and a majority of our shareholders’ voting power approved (1) a corporate name change to “DKG Capital Inc.”, (2) an increase in our authorized shares of common stock to 5,000,000,000 shares from 100,000,000 shares and (3) a 30:1 forward split of our common stock.  These corporate actions will become effective upon approval by FINRA and filing of an amendment to our articles of incorporation with the Nevada Secretary of State.  We also plan to request a new trading symbol from FINRA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STAR ALLY INC.

By:	/s/Tesheb Casimir

Title:	Chief Executive Officer

Dated: January 13, 2017